Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 27, 2018, except for the effects of the reverse share split discussed in Note 14 to the consolidated financial statements, as to which the date is May 14, 2018, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-224488) of Kiniksa Pharmaceuticals, Ltd. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-224488) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 23, 2018